Exhibit 99.1

FOR IMMEDIATE RELEASE: March 16, 2005	PR05-06

CANYON RESOURCES REPORTS 2004 FINANCIAL RESULTS

      Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a net loss of $17.4 million, or $0.62 per share, on revenues of $11.8 million in 2004. This compares to a net loss of $14.1 million, or $0.63 per share, on revenues of $13.0 million in 2003. The 2004 results include a charge of $5.4 million relating to revisions to the Company’s estimated retirement obligations at the Kendall and Briggs properties. Cash and cash equivalents at December 31, 2004 were $4.6 million.

      During 2004, the Briggs Mine generated operating cash flow of $500,000, after expenditures of $1.7 million on current reclamation. In addition, the Company raised $9.8 million from financing activities, including $7.1 million through the sale of stock and $2.5 million through the exercise of warrants. During the year, the Company funded $3.4 million of I-147 campaign expenditures in Montana and $1.9 million in Kendall minesite reclamation expenditures.

      Gold production from the Briggs Mine in California was 29,662 ounces, and sales were 29,515 ounces of gold and 8,700 ounces of silver at an average realized price of $400 per equivalent gold ounce. During 2003, gold production was 36,645 ounces, and sales were 37,506 ounces of gold and 13,943 ounces of silver at an average realized price of $347 per equivalent gold ounce. The New York Commodity Exchange (COMEX) daily closing gold price averaged $409 per ounce in 2004 and $364 per ounce in 2003.

      The Briggs Mine finished mining of its last known ores in April 2004. Leaching of the 23.5 million tons of ore on the pad continued throughout 2004 and is expected to continue throughout 2005. With the 2004 production, the Briggs Mine has produced 543,300 ounces of gold and 152,434 ounces of silver during its eight year life.

      On March 1, 2005, the outstanding balance of the Company’s convertible subordinated debentures, $2,424,000, became due. The Company repaid $1,599,000 of principal and arranged to extend the remaining $825,000 of debentures to March 2011.

      On March 15, 2005, the Company raised $3,823,417 through the sale of 5,302,932 units. Each unit consisted of one share of common stock and 0.5 warrant. The warrants are exerciseable from September 22, 2005 through March 14, 2008, at an exercise price of $1.03 per share. The shares were registered through a shelf registration statement. The shares to be obtained through the exercise of the warrants have not been registered.

      Canyon Resources will be holding a conference call for all interested parties at 4:00 p.m., EST, Thursday, March 17, 2005. Persons desiring to attend and listen in to the conference call can do so by logging on to www.actioncast.acttel.com, event ID 28031.

      In addition to producing gold from the Briggs Mine, Canyon Resources owns the Seven-Up Pete Venture which owns the 10.9 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete Venture properties. In addition, the Company has obtained an option to purchase the Hycroft Mine in Nevada from Vista Gold Corporation.

- See table on reverse side -

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, SEE www.canyonresources.com or contact:

James Hesketh, President, 303/278-8464	or	Gary C. Huber, Vice President-Finance

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information

	Year ended December 31,
	2004	2003
STATEMENT OF OPERATIONS
Revenue	$11,813,900	$13,010,100
Cost of sales	10,651,400	14,067,900
Depreciation, depletion & amortization	5,771,600	4,435,500
Selling, general & administrative	6,871,600	3,974,100
Exploration and development costs	507,700	1,368,500
Accretion expense	173,100	186,100
Impairment of long-lived assets	—	3,382,000
Asset retirement obligation	5,386,600	—
Gain on asset disposals	294,200	85,300
Other income (expense), net	(132,500)	188,200
Cumulative effect of change in accounting principle	—	(11,700)

Net loss	($17,386,400)	($14,142,200)

Net loss per share	($0.62)	($0.63)

Weighted average shares outstanding	28,023,700	22,487,100

CASH FLOW
Cash & cash equivalents, beginning of period	$4,139,800	$430,800
Net cash used in operating activities	(8,324,800)	(952,800)
Net cash provided by (used in) investing activities	44,900	(3,090,200)
Net cash provided by financing activities	8,778,400	7,752,000

Cash & cash equivalents, end of period	$4,638,300	$4,139,800

BALANCE SHEET

	Dec. 31, 2004	Dec. 31, 2003
Assets
Current assets	$7,741,900	$9,503,300
Noncurrent assets	17,873,100	23,809,900

Total assets	$25,615,000	$33,313,200

Liabilities & Stockholders’ Equity
Current liabilities	$5,279,800	$4,615,900
Notes payable – long term	—	2,599,000
Other noncurrent liabilities	4,231,200	3,404,800
Stockholders’ equity	16,104,000	22,693,500

Total liabilities & stockholders’ equity	$25,615,000	$33,313,200

PRODUCTION & SALES DATA
Gold production (oz)	29,662	36,645
Gold sales (oz)	29,515	37,506
Per ounce amounts:
- Average realized price	$400	$347
- Average market price (COMEX)	$409	$364